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                                                                    EXHIBIT 99.1


CII Technologies Completes Corcom Acquisition

     FAIRVIEW, N.C., June 19 /PRNewswire/ -- CII Technologies' wholly owned subsidiary Communications Instruments Inc. (CII), today announced the finalization of its merger with Corcom Inc. (Nasdaq: CORC).
     Under terms of the agreement, CII has acquired all of Corcom's issued and outstanding common stock for $13 per share in cash, or approximately $51.2 million. CII also entered into agreements with two of Corcom's principal shareholders who voted in favor of the merger. These shareholders held approximately 32 percent of the outstanding shares.
     "The Corcom merger strengthens our product offering in the electronic components market," said Michael Steinback, president, CII Technologies. "By aggressively seeking these opportunities, we support our strategy of becoming the leading supplier of advanced electronic control components in the markets we serve."
     Corcom Inc., an ISO 9001-certified company based in Libertyville, Ill., is a principal supplier of electromagnetic interference (EMI) power line filters, power entry products and filtered telecommunications connectors used worldwide in a wide range of digital electronic equipment.
     CII Technologies, based in Fairview, N.C., is a worldwide leader in high performance switching and control technologies and is comprised of four divisions throughout the United States: Communications Instruments Inc.; Hartman; Kilovac; and Midtex. CII Technologies' majority shareholder is Code, Hennessy and Simmons, LLC, a Chicago-based private investment and management firm. Additional information on the company is available at http://www.ciitech.com


SOURCE CII Technologies
Web Site: http://www.ciitech.com
CONTACT:  Sara Opie of Thomas C. Porter & Associates,
515-221-4900, for CII Technologies, or Dave Henning of CII
Technologies, 704-628-1711
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